EMPLOYMENT AGREEMENT


     THIS AGREEMENT, made and entered into this 1st day of April, 2002, by and between FNB CORPORATION, ( "FNB Corporation" hereinafter referred to as "Employer" or "FNB") a multi-bank holding company organized and existing under the laws of the Commonwealth of Virginia which owns all of the outstanding stock of First National Bank, FNB Southwest, N.A. and Salem Bank & Trust, N.A., and PETER A. SEITZ, a resident of the Commonwealth of Virginia (sometimes hereinafter referred to as "Employee").

                              WITNESSETH:
     WHEREAS, Employee has been a principal executive of Employer for a number of years, and in such capacity has developed an intimate and thorough knowledge of Employer's business methods, trade secrets, and operations, as well as personal relationships with key individual employees of Employer and other banks and companies with which Employer does business;
     WHEREAS, the retention of Employee's services for and on behalf of Employer and/or its subsidiaries, is of material importance to the preservation and enhancement of the value of Employer's business;
     WHEREAS, Employer recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Employer and its shareholders;
     WHEREAS, the Board of Directors of Employer (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Employer's management to their assigned duties without distraction by the possibility of a change of control; and
     WHEREAS, the Board believes it important, should Employer or its shareholders receive a proposal for transfer of control of Employer, that Employee be able to assess such proposal and advise the Board thereon, without being influenced by the uncertainties of Employee's own employment status.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, Employer and Employee do hereby agree as follows:

I.  Active Term
     1.1 Employer hereby employs Employee as an executive officer of FNB Corporation to perform executive services as hereinafter provided, and Employee hereby accepts said employment and agrees to render such services to the Employer on the terms and conditions set forth in this Agreement. This Agreement shall be for a term of 36 months beginning on the date of execution of this Agreement and shall automatically renew on the monthly anniversary date of the Agreement for an additional period of one month (not to exceed an aggregate of 36 months) until there is a change in control (as hereinafter defined) or the Employee retires; and consequently, upon the anniversary date each year, the Agreement will be automatically extended and have a remaining term of three years.
     1.2 During the term of this Agreement, Employee agrees to perform such duties as are customarily performed by one holding an executive management position with a bank holding company, including but not limited to those duties as set forth in a written job description. In addition, the Employee shall perform such executive services for Employer as may from time to time be assigned to Employee by the President of FNB Corporation, the Board of the Corporation or any Committee of the Board.
     1.3 During the term of this Agreement, Employee shall devote his best efforts, including such portion of his time and effort as he has customarily provided in recent years, to the affairs and business of the Employer and its subsidiaries.
     1.4 In the event Employer completes an affiliation with any other institution in which there is no change in control (as hereinafter defined) and, as a result of the affiliation, the Employee occupies a position of less authority than the current position held under the terms of this Agreement and job responsibilities as those of an executive officer of FNB Corporation, the Employee may elect to terminate employment under Section 7.2 of this Agreement and receive the compensation as provided therein.
     1.5 Employee's services shall be rendered principally in Christiansburg, Virginia but Employee shall travel on behalf of Employer, its subsidiaries or affiliates, as may reasonably be required.
II.  Competitive Activities
     2.1 During the term of this Agreement and for an additional year following the termination of this agreement, Employee shall not, directly or indirectly engage or participate in the management of, consult with, become a director of, or render advisory or other services for, or in connection with, or make any financial investment in, any entity primarily engaging in financial or investment services which competes with FNB in the Employer's trading area. For purposes of this Agreement, "Employer's trading area" shall be deemed to include all areas located within fifty (50) miles by highway from the nearest location of an office of FNB Corporation or one of its affiliates (as constituted at the termination of Employee's employment with FNB). Notwithstanding the foregoing, the Employee may invest in any such financial or investment firm, corporation, business entity or enterprise so long as the investment is "passive" (as such term is defined in the Internal Revenue Code or its implementing regulations). Notwithstanding anything to the contrary contained in this Agreement, while Employee is employed by Employer during the term of this Agreement, Employee shall have no employment contract or other written or oral agreement concerning his employment as an officer of the Employer with any entity or person other than the Employer.
     2.2 Employee acknowledges that by virtue of his employment with FNB, Employee shall be privy to confidential information concerning the activities and affairs of the Employer, its subsidiaries and affiliates, if any, including trade secrets and other confidential matters. During the term of employment, should Employee render services to someone else in violation of
Section 2.1 hereof, other than as expressly authorized by the Board, Employer shall be entitled to immediate equitable relief to restrain such conduct.
Such equitable relief shall be in addition to any other remedies to which Employer may be entitled under law. Except for the purpose of carrying out Employee's duties hereunder, Employee shall not remove or retain, or make copies or reproductions of any inquiries, calculations, letters, papers, or information of any type or description relating to the business of Employer, its subsidiaries or affiliates, if any, and Employee shall not divulge to others any information or data acquired by him while in Employer's employ relating to methods, processes, or other trade secrets or confidential information owned or utilized by FNB. Employer shall acquire the sole and exclusive rights to any innovations, ideas, and concepts, whether or not subject to patent or trademark protection, and all copyrightable materials which are conceived by Employee during his employment, which relate to the business of Employer or any of its subsidiaries or affiliates, which are confidential, and which are not readily ascertainable from persons or other sources outside Employer and its subsidiaries and affiliates.
III.  Compensation
     3.1 Employer shall compensate and pay Employee for his services as follows:
          a. Employee shall be paid a salary at an annual rate set by the Board from time to time. At a minimum, the base salary shall equal or exceed the base salary paid Employee at the time of the execution of this agreement.
          b. Employee shall be reimbursed, in a manner consistent with policies of Employer presently or later established for executive personnel, for all reasonable expenses directly incurred by the Employee in the discharge of any duties hereunder;
          c. Employee shall receive all fringe benefits that Employee has received immediately prior to the execution of this Agreement. Fringe benefits shall not be considered to include health, life, disability and dental insurance provided to the Employee through group welfare benefit plans sponsored by FNB nor to retirement benefits provided to Employee through retirement plans sponsored by FNB.
          d. Employee shall receive all FNB sponsored welfare and retirement plan benefits as shall be made generally and proportionally available to other executive employees of Employer. Employer shall receive an annual complete physical examination to be performed by a physician of Employee's choice with a report of the results provided to Employer.
          e. Employee shall receive the number of paid vacation days in each calendar year determined by Employer from time to time for its executive officers, but not less than four weeks in any calendar year (prorated in any calendar year during which the Employee is employed hereunder for less than the entire year in accordance with the number of days in such calendar year during which he is employed).
          f. Should Employee die prior to the termination of this Agreement, the Employer shall pay to the Employee's estate his base compensation for the entire month in which the Employee's death occurs and shall pay to Employee's estate, beginning with the month succeeding the Employee's death, an amount equal to one-half of the Employee's base compensation for a period of twelve months. In addition, if Employee's spouse is covered by an Employer-sponsored health plan at the time of the Employee's death, Employer shall also pay, on behalf of Employee's spouse, the premium costs associated with maintaining such spouse's health care coverage for a period of 36 months after Employee's death or until such spouse becomes covered by Medicare, whichever is earlier. Except as modified by this provision, all other compensation and benefits payable hereunder shall cease by their terms.
          g. Should Employee become disabled prior to the termination of this Agreement, the Employer shall pay Executive an amount equal to one-third of Employee's base compensation for the remaining term of the this Agreement and shall pay on Employee's behalf all premium costs associated with maintaining health care coverage for Employee and Employee's spouse until Employee reaches age 65 or qualifies for Medicaid, whichever is earlier. These payments shall be in addition to, and not in lieu of, any Employee may be otherwise entitled to under any group or individual disability plan that provides long-term disability benefits to Employee. Except as modified by this provision, all other compensation and benefits payable hereunder shall cease by their terms.
     All payments made payable to Employee under this Agreement shall be subject to withholding for applicable taxes, social security or other governmental levies and to any other deductions authorized by or for Employee's benefit, under any welfare or retirement plan established for or made generally available to employees of Employer.
     3.2 Nothing in this Agreement shall prevent the Board from, at any time, increasing the compensation and fringe benefits to be paid to Employee in the event the Board, in its sole discretion, shall deem it advisable so to do in order to compensate Employee for his services.

IV.  Termination Prior to Change, Including
     Termination for Cause, and Related Provisions
     4.1 Employer shall have the right, at any time prior to a change of control of Employer(as hereinafter defined) upon written notice of not less than thirty (30) days, to terminate the Employee's employment hereunder. In such event, Employer shall continue to compensate Employee for all salary and benefits payable hereunder in accordance with the provisions of this Agreement as if the Agreement had not been unilaterally terminated by Employer.
     4.2 In the event that, prior to a change of control of Employer (as hereinafter defined), employment is terminated for cause (as hereinafter defined), Employee shall have no right to compensation or other benefits for any period after such termination. For purpose of this subsection, the term "cause" shall mean personal dishonesty, incompetence, willful misconduct, willful breach of fiduciary duty, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), willful violation of a final cease and desist order, willful or intentional breach or neglect of Employee's duties hereunder, persistent negligence, or misconduct in the performance of Employee's duties.
V.  Change in Control
     5.1 For purposes of this Agreement, a "change in control" of Employer shall have occurred at such time as (a) the closing of a corporate reorganization in which the Bank becomes a subsidiary of a holding company, the majority of the common stock of which is owned, in aggregate, by persons who did not own the majority of the common stock of FNB Corporation (or its successor) immediately prior to the reorganization; (b) individuals who constitute the Board of FNB Corporation on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; provided that any person becoming a director subsequent to the date hereof whose nomination for election was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board for purposes of this subsection; (c) the closing of the merger of any banking subsidiary of FNB with or into another person; or (d) the closing of the sale, conveyance or other transfer of substantially all of the assets of any banking subisidary of FNB to another person.
     5.2 For purposes of this Agreement, the term "person" shall include any individual, corporation, partnership, group, association or other "person", as such term is used in section 14(d) of the Exchange Act, other than FNB, any entity in which the FNB owns a majority of the voting interest or any employee benefit plan(s) sponsored by FNB.
VI.  Termination Following Change in Control
     6.1 Employer recognizes that a change in control as defined in Section V may directly affect the direction and philosophy of FNB. A change in control may also affect Employee's responsibilities and position with the Employer. Should a change in control occur, Employee shall be entitled to a lump sum payment equal to the Employee's annual base compensation immediately prior to the change in control which payment shall be due and payable within thirty
(30) days after the change in control. Employee will be entitled also to the compensation provided in subsection 7.2 of Section VII hereof, upon Employee's determination to terminate his employment with Employer or upon termination by Employer or upon termination by Employer of Employee's employment with Employer.
     6.2 Any termination by Employer or by Employee following a change in control shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto. Such Notice of Termination shall specify the date as of which employment shall terminate ("Date of Termination"), which Date of Termination shall not be more than sixty (60) days from the date of the Notice of Termination.
VII.  Compensation Upon Termination; Other Agreements
     7.1 During any period following a change in control that Employee fails to perform his duties as a result of incapacity due to physical or mental illness, Employee shall continue to receive a salary which, when added to insurance benefits received as compensation and social security benefits, will equal the Employee's rate of compensation immediately prior to the illness. Any benefits or awards under any plans shall continue to accrue during such period of illness, to the extent not inconsistent with such Plans, until Employee's employment is terminated pursuant to and in accordance with Section VI hereof. Thereafter, Employee's compensation and benefits shall be determined in accordance with subsection 7.2 hereof and the plans then in effect.
     7.2 Subject to Section X hereof, if within thirty-six (36) months of the date after which a change in control of the Employer shall have occurred, as defined in Section V above, Employee's employment with Employer shall be terminated by the Employer or by Employee, then Employee shall be entitled, without regard to any contrary provisions of any Plan, to the following benefits:
          (A) For the period which the greater of (i) the remaining term of employment provided in this Agreement or (ii) thirty-six (36) months, commencing on the Date of Termination, Employer shall continue to provide Employee with membership in a country club (the payment of dues and assessments to be paid by Employer and all other charges such as for food or special member events to be paid by Employee), and shall make provisions so that Employee's medical insurance benefits, life insurance and accident insurance plan coverage and all other welfare and retirement plan and fringe benefits associated with Employee's employment will continue to be on terms and at levels substantially the same as those existing on the day prior to the Date of Termination;
          (B) Employer shall transfer to Employee title to the automobile which has been furnished to Employee for his use immediately prior to Termination. The transfer of ownership of the vehicle shall be at no expense (excluding any income tax consequences) to Employee.
          (C) For the period which is the greater of (i) the remaining term of employment provided for in this Agreement or (ii) thirty-six (36) months, commencing on the Date of Termination, Employee shall receive the Annual Compensation theretofore received by Employee from Employer. Payment shall be made each month when the Employer's payroll is customarily paid unless Employee irrevocably elects to receive all salary compensation due hereunder in a lump sum which shall be paid within thirty (30) days of the Employee's election. Should Employee elect to receive a lump sum settlement instead of monthly payments, the amount payable shall be reduced to the present value of monthly payments by using the one year certificate of deposit rate then in effect at FNB. For purposes of this Agreement, "Annual Compensation" shall mean Employee's current annual base salary immediately preceding the change in control in accordance with Section 3.1(a) hereof.
          (D) The Employee shall be fully vested under the Bank's ESOP Plan and retain all of his rights under the ESOP Plan as of the date when the last compensation under this Agreement is due to be paid to Employee.
     7.3 The amount of any payment provided for in this Section VII shall not be reduced, offset or subject to recovery by the Employer by reason of any compensation earned by Employee as a result of subsequent employment by another employer.
     7.4 Notwithstanding the other provisions of this Section VII, should Employer terminate Employee for cause as defined in subsection 4.2, no further compensation shall be paid to Employee after the Date of Termination. Otherwise, Employee shall be entitled to the full compensation provided for herein after his Termination, whether such Termination is initiated by Employee or Employer.
VIII.  Successors; Binding Agreement
     8.1 This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of FNB which shall result from a change in control of FNB as defined in Section V hereof. FNB shall require any such successor, by an agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Employer would be required to perform if no such succession had taken place.
     8.2 This Agreement shall inure to the benefit and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
IX.  Fees and Expenses
     9.1 Both Employer and the Employee covenant and agree that in the event of a breach or default of either party of any of the terms of this agreement, then the defaulting party shall reimburse the non-defaulting party for any and all legal expenses incurred to enforce the contract, including reasonable attorney's fees.
X.  Taxes
     10.1 All payments to be made to Employee under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.
     10.2 Notwithstanding anything to the contrary in this Agreement, in the event that mutually satisfactory independent auditors (the "Auditors") shall determine that any payment or distribution by Employer to or for Employee's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be a "parachute payment" as defined in Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for Employee's benefit pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. For purposes of this subsection 10.2 of this Section X, the "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments such that the aggregate present value of Payments does not constitute a parachute payment.
     10.3 If the Auditors determine that any Payment would be a "parachute payment" as defined in Section 280G of the Code, Employer shall promptly give Employee notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount. Employee may then elect, in his sole discretion, which and how much of Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount), and the Employee shall advise Employer in writing of Employee's election within ten (10) days of Employee's receipt of notice. If no such election is made by Employee, Employer may elect which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount) and shall notify Employee promptly of such election. For purposes of this subsection 10.3 of this Section X, present value shall be determined in accordance with Section 280G(D)(4) of the Code. All determinations made by the Auditors under this paragraph shall be made within sixty (60) days of the Notice of Termination. In accordance with
Section VII hereof and as promptly as practicable following such determination and the elections hereunder, Employer shall pay or distribute to or for the Employee's benefit in the future such amounts as become due to Employee under this Agreement.
     10.4 As a result of the uncertainty in the application of Section 280G of the Code, it is possible the Agreement Payments will have been made by Employer which should not have been made ("Overpayment") or that additional Agreement Payments which will have not been made by Employer should have been made ("Underpayment"), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against Employer or Employee which the Auditor believes has a high probability of success, determines that an Overpayment has been made and such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to Employer together with interest at the applicable federal rate for short-term obligations provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Employee to Employer if and to the extent such payment would not be considered for federal income tax purposes to reduce the amount of Payments which are considered to be "parachute payments" within the meaning of Section 280G of the Code. In the event that the Auditors, based upon controlling precedent, determine that an Underpayment has occurred, any such underpayment shall be promptly paid by Employer to or for Employee's benefit together with interest at the applicable federal rate for short-term obligations provided for in Section 7872(f)(2) of the Code.
     10.5 All determinations made by the Auditors pursuant to Section X shall be binding upon Employer and Employee.
XI.  Survival
     11.1 The respective obligations of, and benefits accorded, Employer and Employee as provided in Sections III, VII, VIII, IX ,X ,XI, XII, XIII, XIV, XV, XVI, XVII of this Agreement shall survive termination of this Agreement.
XII.  Notices
     12.1 For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed to the addressee at his or her last know address, provided that all notices to Employer shall be directed to the attention of the Chairman of the Board, or to such other addresses either party may have furnished to the other in writing in accordance herewith; except that notice of change of address shall be in effect only upon receipt.
XIII.  Miscellaneous
     13.1 No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and the Chairman of the Board or President of Employer (or highest ranking executive officer of FNB or FNB Corporation other than Employee, if applicable). No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia.
XIV.  Validity
     14.1 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
XV.  Related Agreements
     15.1 To the extent that any provision of any other agreement between Employer or any of its subsidiaries and Employee shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.
XVI.  Counterparts
     16.1 This Agreement may be executed in one or more counterparts which shall be construed together as one constituted agreement.
XVII.  Governing Law
     17.1 This Agreement shall be governed according to the laws of the Commonwealth of Virginia. Should either party bring suit to enforce the provisions hereof, Employer and Employee expressly consent to the exclusive jurisdiction and venue of the Circuit Court of Montgomery County, Virginia to resolve such dispute.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.
                                             Employer:
                                             FNB Corporation



                                             Kendall O. Clay, Chairman


                                             Employee:



                                             Peter A. Seitz